Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TPG POLYMER HOLDINGS, LLC

1.	The name of the limited liability company is TPG POLYMER HOLDINGS, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TPG Polymer Holdings, LLC this 28th day of October, 2003.

/s/ RICHARD A. EKLEBERRY
Name:	Richard A. Ekleberry
Title:	Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33 PM 10/28/2003
FILED 01:25 PM 10/28/2003
SRV 030690969 – 3720516 FILE